Exhibit 10.35

Summary of
Consulting Arrangement between Orthofix International N.V. and Peter Hewett

Orthofix International N.V. (the "Company") and Peter Hewett, a member of the Board of Directors of the Company (the "Board"), agreed to the consulting arrangement detailed below related to the services provided by Mr. Hewett to the Board in effect since 2003.

1.  Mr. Hewett will provide consulting and advisory services at such times and on such special projects as requested by the Board from time to time.  Mr. Hewett will report directly to the Board.

2.  The Company will pay to Mr. Hewett $1,500 for each day that Mr. Hewett provides consulting and advisory services to the Company.  The Company will also reimburse Mr. Hewett for his travel and related expenses in connection with his consulting and advisory services.

3.  Mr. Hewett will submit an invoice to the Company in order to receive payment for his consulting and advisory services and reimbursement for his travel and related expenses.